                                                                   EXHIBIT 10(g)

                             Myers Industries, Inc.
                     Executive Supplemental Retirement Plan

         Myers Industries, Inc, a corporation organized under the laws of the state of Ohio, hereby adopts the following plan in order to provide supplemental retirement benefits for its President, Chief Executive Officer and such other management employees who may, in the future, be selected by the Board of Directors for participation in the Plan.

                                    ARTICLE I
                            TITLE AND EFFECTIVE DATE

         Section 1.1 This Plan shall be known as the Myers Industries, Inc. Executive Supplemental Retirement Plan.

         Section 1.2 The effective date of the Plan is January 1, 1997.

                                   ARTICLE II
                                   DEFINITIONS

         As used herein, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:

         Section 2.1 The terms "Actuarial Equivalent" or "Actuarially Determined" shall mean a benefit of equivalent value when computed using an interest rate of eight percent (8%) per annum and the UP-1984 Table of Pensioner Mortality.

         Section 2.2 The term "Attained Age" shall mean the age of a Participant as of his last birthday.

         Section 2.3 The term "Beneficiary" shall mean any person, persons, trust, or the estate of a Participant who or which is designated by the Participant to receive any Death Benefits payable under this Plan.

         Section 2.4 The term "Benefit Amount" shall mean an amount determined according to the following:

        (a) in the case of a Participant, who is an officer of the Employer, the lesser of (i) One Thousand Six Hundred Sixty-Six and 67/100 Dollars ($1,666.67) multiplied by the Participant's Years of Service or (ii) $50,000; and

        (b) in the case of each other Participant, the lesser of (i) One Thousand and no/100 Dollars ($1,000.00) multiplied by the Participant's Years of Service or (ii) $30,000. Notwithstanding the foregoing, the Committee may, at any time and from time to time, in its sole discretion, revise the Benefit Amount assigned to any Participant provided, however, that a Participant's Benefit Amount may not be reduced without his written consent.

         Section 2.5 The term "Board of Directors" shall mean the Board of Directors of Myers Industries, Inc.

         Section 2.6 The term "Cause" means termination of employment upon the occurrence of one or more of the following acts of the Participant:

         (a) Felonious criminal activity whether or not affecting the Employer;

         (b) Dishonesty or breach of any contract with, or violation of any legal obligation to, the Employer;

         (c) Disclosure to unauthorized person of Employer information which is believed by the Board of Directors to be confidential; or

         (d) Gross negligence or insubordination in the performance of the duties assigned to the Participant.

         Section 2.7 The term "Change in Control" means a change in control of a nature that would be required to be reported by persons or entities subject to the reporting requirements of Section 14(a) of the Securities Exchange Act of 1934 in response to item 5(f) of Schedule 14A of Regulation 14(A) as in effect on the date hereof, or successor provisions thereto, provided that, without limitation, such a change in control shall be deemed to have occurred if (a) any unaffiliated "person," "entity," or "group" (as defined in Rule 13(d)-3 issued under the Securities Exchange Act of 1934) directly or indirectly becomes the owner of securities of the Employer representing 30% or more of the combined voting power of the Employer's then outstanding securities or (b) the Employer merges or consolidates with another entity where the Employer is not the surviving entity; (c) the Employer sells or transfers all or substantially all of its assets to a third party or entity that is not controlled by the Employer; or (d) at any time during any period of two consecutive calendar years, individuals, who at the beginning of such period constitute the Board of Directors, cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election, or the nomination for election, by the Employer's shareholders of each new director was approved by the vote of at least two-thirds of the directors who were directors still in office who were directors of the Employer at the beginning of such two-year period.

         Section 2.8 The term "Committee" shall mean the Compensation Committee of the Board of Directors.

         Section 2.9 The term "Death Benefit" shall mean any benefit paid to a Beneficiary upon the death of a Participant as provided under Article VI of this Plan.

         Section 2.10 A Participant shall be "Disabled" if he is eligible for disability benefits under the terms of the Employer's Group Long-Term Disability Plan in effect from time to time.

         Section 2.11 The term "Early Retirement Date" shall mean the date of a Participant's retirement during the period commencing on the first day of the month coincident with or immediately following the date as of which the Participant has attained age fifty-five (55) and has earned ten (10) Years of Service.

         Section 2.12 The term "Effective Date" shall mean January 1, 1997.

         Section 2.13 The term "Employer" shall mean Myers Industries, Inc., its successors, any subsidiary or affiliated organizations authorized by the Board of Directors or the Committee to participate in this Plan with respect to their employees, and any organization into which or with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred.

         Section 2.14 The term "Good Reason" means voluntary termination of employment by a Participant, other than as a result of retirement, based upon the occurrence of any of the following:

         (a) Involuntary reduction in the Participant's base salary, as in effect immediately prior to a Change in Control, unless such reduction occurs simultaneously with an Employer-wide reduction in officers' salaries;

         (b) Significant reduction in the Participant's responsibilities and status within the Employer's organization or change in the Employee's title or office, without the prior written consent of the Employee;

         (c) Involuntary discontinuance of the Participant's participation in any employee benefit plans maintained by the Employer, unless such plans are discontinued by reason of law or loss of tax deductibility to the Employer with respect to contributions to such plans, or are discontinued as a matter of the Employer's policy applied equally to all participants in such plans;

         (d) Involuntary assignment to a place of business or office located more than 150 miles from the Participant's place of business or office at the time that the Change in Control occurs; or

         (e) Failure to obtain an assumption of the Employer's obligations under this Plan by any successor of the Employer following a Change in Control, regardless of whether such entity becomes a successor to the Employer as a result of a merger, consolidation, sale of the assets of the Employer, or other form of reorganization.

         Section 2.15 The term "Participant" shall mean an employee of the Employer who is part of a select group of management and has become a Participant as provided in Article III hereof.

         Section 2.16 The term "Normal Retirement Date" shall mean the first day of the month coinciding with or immediately following the Participant's sixty-fifty (65) birthday.

         Section 2.17 The term "Plan" shall mean the Myers Industries, Inc. Executive Supplemental Retirement Plan.

         Section 2.18 The term "Plan Year" shall mean the calendar year.

         Section 2.19 The term "Retired Participant" shall mean any Participant in the Plan who has qualified for retirement and has retired and who is eligible to receive a Supplemental Pension by direction of the Committee.

         Section 2.20 The term "Retirement Date" shall mean the first day of the month coinciding with or immediately following the month in which the Participant terminates employment due to retirement.

         Section 2.21 The term "Supplemental Pension" shall mean a Supplemental Normal Retirement Pension payable under Section 4.1, a Supplemental Early Retirement Pension payable under Section 4.2, a Supplemental Late Retirement Pension payable under Section 4.3, or a Supplemental Vested Pension payable under Section 4.4.

         Section 2.22 A "Year of Service" shall mean a Plan Year commencing with the calendar year beginning on the Effective Date provided that the Participant is continuously employed by the Employer as a full-time employee throughout such Plan Year and that the Committee determines, in its sole discretion, to award a Year of Service to the Participant with respect to such Plan Year. If a Participant terminates employment with the Employer and is subsequently re-employed by the Employer he shall forfeit all Years of Service earned under this Plan prior to the termination of his employment. Notwithstanding the foregoing, the Committee, in its sole discretion, may credit a Participant with Years of Service with respect to any Plan Year prior to the Effective Date. Further, upon the occurrence of a Change in Control, the Committee may award such additional Years of Service to any or all Participants as the Committee may determine in its sole discretion.

                                   ARTICLE III
                            PARTICIPATION IN THE PLAN

         Section 3.1 Eligibility for participation in this Plan shall be determined by the Board of Directors, in its sole discretion, on an individual basis; provided, however, that no employee shall be eligible to participate in this Plan unless he is a "highly compensated employee" or is part of a "select group of management" as those terms are defined in Department of Labor Regulation Section 2520.104-23.

                                   ARTICLE IV
                          MONTHLY SUPPLEMENTAL PENSIONS

         Section 4.1 Supplemental Normal Retirement Pension. Subject to the provisions of Article XI, a Participant who retires on or after his Normal Retirement Date shall be entitled to receive a monthly Supplemental Normal Retirement Pension equal to one-twelfth (1/12th) of the Benefit Amount assigned to him by the Committee.

         Section 4.2 Supplemental Early Retirement Pension. Subject to the provisions of Article XI, a Participant who retires on or after his Early Retirement Date, shall be entitled to receive a monthly Supplemental Early Retirement Pension equal to one-twelfth (1/12th) of the Benefit Amount assigned to him by the Committee multiplied by the percentage determined from the following table based upon the Participant's Attained Age as of his Retirement
Date:

                                       SUPPLEMENTAL EARLY
                                       RETIREMENT PENSION
    ATTAINED AGE                        AS A PERCENT OF
   AT RETIREMENT                         BASIC BENEFIT

         55                                   50%
         56                                   55%
         57                                   60%
         58                                   65%
         59                                   70%
         60                                   75%
         61                                   80%
         62                                   85%
         63                                   90%
         64                                   95%

         Section 4.3 Supplemental Late Retirement Pension. If a Participant remains in the employ of the Employer subsequent to his Normal Retirement Date, no Supplemental Normal Retirement Pension shall be paid until his actual Retirement Date. At that time, subject to the provisions of Article XI, the Participant shall be entitled to receive a Supplemental Late Retirement Pension equal to one-twelfth (1/12th) of the Basic Benefit assigned to him by the Committee.

         Section 4.4 Supplemental Vested Pension. Subject to the provisions of
Article XI, if, prior to the Participant's Normal or Early Retirement Dates, the Participant's employment with the Employer is terminated (a) by the Employer without Cause, or (b) by the Employee for Good Reason and within one (1) year after the occurrence of a Change in Control, the Participant shall be entitled to receive a Supplemental Vested Pension equal to one-twelfth (1/12th) of his Basic Benefit multiplied by the percentage determined from the following table based upon his Years of Service as of the date of termination of his employment:


      YEARS OF SERVICE                         PERCENTAGE
       Less than one                                 0%
           One                                      10%
           Two                                      20%
           Three                                    30%
           Four                                     40%
           Five                                     50%
           Six                                      60%
           Seven                                    70%
           Eight                                    80%
           Nine                                     90%
        Ten or more                                100%

Such Supplemental Vested Pension shall be paid commencing on the Participant's Normal Retirement Date. Notwithstanding the foregoing, the Participant may elect to receive his Supplemental Vested Pension commencing on or after his fifty-fifth (55th) birthday provided, however, that his Supplemental Vested Pension shall be further reduced by multiplying the amount that would otherwise be payable to him on his Normal Retirement Date under this Section 4.4 by the percentage determined from the table set forth in Section 4.2 based upon his Attained Age as of the date that his Supplemental Vested Pension commences.

         Section 4.5 A Participant shall not be entitled to receive any Supplemental Pension under this Plan if (a) the Participant terminates his employment with the Employer prior to the date that he is eligible to elect Early Retirement, unless the Participant terminates his employment for Good Reason within one (1) year after the occurrence of a Change in Control, or (b) the Employer terminates the Participant's employment with Cause.

                                    ARTICLE V
                               PAYMENT OF PENSIONS

         Section 5.1 A Participant's Supplemental Pension shall be paid monthly commencing on the Participant's Retirement Date and continuing on the same day of each month thereafter until such time as the Participant has received one hundred and twenty (120) monthly payments. Alternatively, the Participant may elect to have his Supplemental Pension paid in any form that is the Actuarial Equivalent of the normal form of payment prescribed in the preceding sentence provided that such election is expressly approved in writing by the Committee. If the Committee shall not approve such election in writing, then the form of payment of the Participant's Supplemental Pension under this Plan shall be the normal form set forth in the first sentence of this Section 5.1.

                                   ARTICLE VI
                                  DEATH BENEFIT

         Section 6.1 If a Retired Participant dies before he has received 120 monthly pension payments, his Beneficiary shall continue to receive the same Supplemental Pension that was paid to the Retired Participant immediately prior to his death until such time as the Retired Participant and his Beneficiary have received a total of 120 monthly pension payments.

         Section 6.2 If a Participant dies prior to his Retirement Date, the Participant's Beneficiary shall be entitled to receive a Death Benefit equal to one hundred percent (100%) of the Supplemental Pension that the Participant would have been eligible to receive if he had retired on the day before his death. Such Death Benefit shall be calculated under Section 4.1, if the Participant's death occurs on or after his Normal Retirement Date, and under
Section 4.2, if the Participant's death occurs on or after the date that the Participant would be eligible to elect Early Retirement but prior to his Normal Retirement Date. If the Participant's death occurs prior to his attainment of age 55, the death benefit provided under this Section 6.2 shall be determined under Section 4.4 as if the Participant had attained age 55 on the day before his death and had elected to begin receiving a Supplemental Vested Pension as of such date. Such death benefit shall be paid to the Participant's Beneficiary in accordance with the provisions of Section 5.1, except that it shall commence on the first day of the second month following the month in which the Participant's death occurs.

                                   ARTICLE VII
                                   DISABILITY

         Section 7.1 Subject to the provisions of Article XI, if a Participant is determined to be Disabled prior to his Normal Retirement Date, the Participant shall be entitled to receive a Supplemental Normal Retirement Pension calculated pursuant to Section 4.1 commencing on the first to occur of
(a) the Participant's sixty-fifth birthday, or (b) the date upon which the Participant ceases to receive any disability benefits under the Employer's Group Long-Term Disability Plan (other than as the result of the cessation of the Participant's disability). Such Supplemental Normal Retirement Pension shall be paid to the Participant in accordance with the provisions of Section 5.1.

                                  ARTICLE VIII
                               PLAN ADMINISTRATION

         Section 8.1 The Committee shall administer the Plan and keep records of individual Participant benefits.

         Section 8.2 The Committee shall have the authority to interpret the Plan, to adopt and review rules relating to the Plan and to make any other determinations required for the administration of the Plan.

         Section 8.3 Subject to the terms of the Plan, the Committee shall have exclusive jurisdiction (a) to determine the form and method of any benefit payments, (b) to establish the timing of benefit distributions, and (c) to settle claims according to the provisions in Article IX.

                                   ARTICLE IX
                      NAMED FIDUCIARY AND CLAIMS PROCEDURE

         Section 9.1 (a) The Named Fiduciary of the Plan is the Chief Financial Officer of Myers Industries, Inc.

         (b) The Board of Directors shall have the right to change the Named Fiduciary at any time and from time to time. The Employer shall give the Participants written notice of any change of the Named Fiduciary or any change in the address of the Named Fiduciary.

         Section 9.2 Benefits shall be paid in accordance with the provisions of this Plan. The Participant, or his Beneficiary or contingent Beneficiary (hereinafter collectively referred to as the "Claimant") shall make a written request for the benefits provided under this Plan. Such written claim shall be mailed or delivered to the Named Fiduciary by registered mail.

         Section 9.3 If the claim is denied, either wholly or partially, notice of the decision shall be sent by registered mail to the Claimant within a reasonable time period. Such time period shall not exceed ninety (90) days after the receipt of the claim by the Named Fiduciary.

                                    ARTICLE X
                                  MISCELLANEOUS

         Section 10.1 Nothing contained in this Plan shall be deemed to give any Participant or employee the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge any Participant or employee at any time, regardless of the effect which such discharge shall have upon him as a Participant of the Plan.

         Section 10.2 The rights of the Participant, the Beneficiary of the Participant, or any other person claiming through the Participant under this Plan, shall be solely those of an unsecured general creditor of the Employer. The Employer is not obligated to separately fund the benefits to be provided by this Plan and such benefits shall be paid out of the operating funds of the Employer as such benefits become due. The Employer may, in its sole discretion, establish a grantor or "rabbi trust" for the purpose of segregating a portion of its operating funds in order to pay the benefits provided under this Plan or purchase life insurance on the lives of Participants in order to insure the payment of the Death Benefits provided hereunder.

         Section 10.3 The Plan does not involve a reduction in salary for the Participant or the foregoing of an increase in future salary by the Participant.

         Section 10.4 A Retired Participant shall not be considered an employee for any purpose under the law.

         Section 10.5 If no Beneficiary has been designated or survives a Participant, any amounts to be paid to the Participant's Beneficiary shall be paid to the Participant's estate.

         Section 10.6 Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Plan shall be valid or recognized by the Committee.

         Section 10.7 The Employer reserves the right at any time and from time to time, by action its Board of Directors, to terminate, modify or amend, in whole or in part, any or all of the provisions of the Plan, including specifically the right to make any such amendments effective retroactively; provided that no such action shall reduce the benefits or rights of any Participant or his Beneficiary accrued prior to the date of any such amendment, modification or termination. In addition, the Employer may amend or modify any provision of this Plan as to any particular Participant by agreement with such Participant, provided that such agreement is in writing, is executed by both the Employer and the Participant, and is filed with the Plan records. The provisions of any amendment or modification made by agreement between a Participant and the Employer shall apply only to the Participant so agreeing and no other.

         Section 10.8 A Participant shall have the right to change his Beneficiary by notifying the Committee of such in writing. Such change shall become effective upon written acknowledgment of same by the Committee. Any payments made by the Employer to a Beneficiary in good faith and under the terms of the Plan shall fully discharge the Employer from all further obligations with respect to such Beneficiary.

         Section 10.9 This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns and each Participant and his heirs, executors, administrators, legal representatives, successors and assigns, provided however that a Participant may not assign his rights hereunder without the express written consent of the Employer.

         Section 10.10 This Plan shall be governed by the laws of Ohio. This Plan is solely between the Employer and the Participant. The Participant, his Beneficiary or other persons claiming through the Participant shall have recourse only against the Employer for enforcement of the Plan.

         Section 10.11 Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply.

         Section 10.12 The obligations of the Employer under this Plan shall be subject to all applicable laws, rules and regulations, and such approvals by governmental agencies as may be required or as the Employer deems advisable.

                                   ARTICLE XI
                             FORFEITURE OF BENEFITS

         Section 11.1 If a Participant competes against the Employer within a period of two (2) years immediately following the Participant's Retirement Date or termination of employment, the Committee shall suspend the continued payment of any Supplemental Pension to such Participant and the Participant shall forfeit any benefits to which he or his Beneficiary would otherwise be, or become, entitled to under this Plan.

         A Participant will be deemed to be competing with the Employer if he engages or becomes interested in or connected with any business or venture that is competitive with the business of the Employer.


         (a) A business or venture will be considered competitive with that of the Employer:

               (i) If it is conducted in whole or in part within the North American continent; and

               (ii) If it involves the manufacture, sale, or distribution of any of the products, which are manufactured, sold, or distributed by the Employer or being developed by the Employer for manufacture, sale or distribution, at any time on or prior to the second anniversary of the Participant's Retirement Date or the date that the Participant terminated his employment with the Employer.

         (b) A Participant will be deemed to be directly or indirectly engaged, interested or participating in a business or venture if he is a stockholder, partner, proprietor, officer, director, consultant, agent or employee of such business or venture or an investor who, directly or indirectly, has advanced on loan, contributed to capital or expended for the purchase of stock an amount or amounts constituting five percent (5%) or more of the capital or assets of such business or venture.

         (c) If a court of competent jurisdiction shall refuse to enforce the provisions of this Section 11.1 because it deems the length of time or the geographical areas to be too broad, the court shall have the right to modify the length of time or geographical area to such length of time or geographical area as the court deems to be enforceable.